Exhibit 99

CACI Reports Results for Its Fiscal 2018 Third Quarter

Record third quarter revenue, operating income, and net income

Revenue of $1.12 billion, up 3.5 percent

Operating income of $104.8 million, up 55.8 percent

Net income of $64.5 million, up 59.8 percent

Diluted EPS of $2.56

Contract awards of $1.4 billion

Operating cash flow of $98.7 million

ARLINGTON, Va.--(BUSINESS WIRE)--May 2, 2018--CACI International Inc (NYSE: CACI), a leading information solutions and service provider to the federal government, announced results today for its third fiscal quarter ended March 31, 2018.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “Our fiscal third quarter results continue to affirm our long-term strategy. We delivered another strong quarter of organic revenue growth, profitability, awards and cash flow. There is momentum across the business which is delivering exceptional outcomes for our customers and gives us continued confidence in our ability to deliver on our long-term commitment to grow revenue organically and expand margins. In addition, the improving budget backdrop should enhance our ability to grow and generate shareholder value.”

Third Quarter Results as Reported

(in millions except per-share data)	Q3, FY18	Q3, FY17	% Change
Revenue	$1,124.1	$1,086.4	3.5%
Operating income	$104.8	$67.3	55.8%
Net income	$64.5	$40.4	59.8%
Diluted earnings per share	$2.56	$1.61	59.0%

Third Quarter Results Excluding the Impact of Tax Reform(1)

(in millions except per-share data)	Q3, FY18	Q3, FY17	% Change
Revenue	$1,124.1	$1,086.4	3.5%
Operating income	$104.8	$67.3	55.8%
Net income, excluding the impact of tax reform(1)	$58.8	$40.4	45.6%
Diluted earnings per share excluding the impact of tax reform(1)	$2.33	$1.61	44.9%

(1) See Reconciliation of Net Income to Non-GAAP Net Income excluding the impact of tax reform page 11.

Revenue for the third quarter of Fiscal Year 2018 (FY18) increased compared to the third quarter of Fiscal Year 2017 (FY17), driven primarily by on-contract growth of existing work and new business wins. The higher operating income was due primarily to improved program execution, particularly on fixed price programs, one-time incentive fees and other one-time items. The increase in net income was due to the factors noted above and the impact of the passage of tax reform legislation. Cash provided by operations in the quarter was $98.7 million.

Additional Financial Metrics

	Q3, FY18	Q3, FY17	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)(1)	$122.9	$85.5	43.7%
Days sales outstanding	62	58

(1) See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization on page 10.

Third Quarter Awards and Contract Funding Orders

Our contract awards in the quarter were $1.4 billion, which excludes ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Approximately 40 percent of our awards were for new business.

  A $145 million task order to support the U.S. Army Intelligence and Security Command (INSCOM) Counter Insurgency Targeting Program. The three-and-a-half-year, single-award contract was awarded under INSCOM’s Global Intelligence Support Services contract vehicle.
  A $94 million award to provide enterprise IT solutions and services for a classified customer and a $92 million award to support deployed intelligence efforts.
  A three-year, $85 million task order to provide multi-capable systems integration support and quick reaction capabilities to address urgent requirements from the battlefield and support ground forces.
  A single-award, three-year contract, with a ceiling value of $60 million, to provide advertising and marketing support to the Army National Guard State Media Services Program.
  A one-year task order, with a potential value of approximately $41.5 million, to provide engineering support services for the U.S. Army Intelligence and Information Warfare Directorate’s Commercial Based Technology Analysis program.
  $522 million in previously unannounced classified awards on contracts with customers in the Intelligence Community.
  A prime position on a 10-year, multiple-award IDIQ contract, with a ceiling value of $17.5 billion, to support the Defense Information Systems Agency’s ENCORE III information technology solutions program.

Contract funding orders in the third quarter were $1.1 billion. Our total backlog at March 31, 2018 was $11.0 billion. Funded backlog at March 31, 2018 was $1.9 billion.

Other Highlights

  CACI will establish a Shared Services Center (SSC) in Oklahoma City, Oklahoma in July 2018. We will optimize the delivery of company-wide support services, primarily in the areas of contracts, procurement, human resources, finance, information systems, and security. With the location’s cost advantages and high-quality talent, the SSC will further enhance CACI’s competitiveness and benefit our company, customers, and shareholders.

  Chief Operating Officer John Mengucci has been named to the FCW 2018 Federal 100, an elite list of government and industry leaders who have positively transformed federal IT. Mr. Mengucci was selected for his strategic leadership and insight which were integral to CACI’s record-setting FY17 financial performance and our positioning for continued growth.
  CACI Board of Directors member William Scott Wallace, USA (Ret.) was honored with the Distinguished Graduate Award from the U.S. Military Academy at West Point. The award is conferred upon graduates who embody West Point’s motto: “Duty, Honor, Country.”
  Dr. J.P. (Jack) London, CACI Executive Chairman and Chairman of the Board, was named a National Association of Corporate Directors (NACD) Governance Fellow. The NACD is the premier organization and authority for boardroom practices and advancing exemplary board leadership. NACD’s Fellowship program is the association’s highest credential for corporate directors and governance professionals.

Nine Months Results as Reported

(in millions except per-share data)	Nine Months, FY18	Nine Months, FY17	% Change
Revenue	$3,297.8	$3,217.2	2.5%
Operating income	$260.4	$217.2	19.9%
Net income	$249.3	$119.4	108.8%
Diluted earnings per share	$9.88	$4.77	107.1%

Nine Months Results Excluding the Impact of Tax Reform(1)

(in millions except per-share data)	Nine Months, FY18	Nine Months, FY17	% Change
Revenue	$3,297.8	$3,217.2	2.5%
Operating income	$260.4	$217.2	19.9%
Net income excluding the impact of tax reform(1)	$151.4	$119.4	26.7%
Diluted earnings per share excluding the impact of tax reform(1)	$6.00	$4.77	25.7%

(1) See Reconciliation of Net Income to non-GAAP Net Income excluding the impact of tax reform on page 11

Revenue in the nine months of FY18 increased compared to the year earlier period due primarily due to on-contract growth of existing work and new business wins. Operating income increased primarily due to higher profitability in existing work and new business, higher award fees, one-time incentive fees and the other items we already noted. Net income increased primarily due to the factors noted above and the impact of the passage of tax reform legislation. Net cash provided by operations in the nine months of FY18 was $254.5 million, 17.6 percent higher than net cash provided by operations in the nine months of FY17. Adjusted EBITDA, a non-GAAP measure, for the nine months of FY18 was $312.3 million, 14.6 percent higher than adjusted EBITDA of $272.5 million for the nine months of FY17.

CACI Reiterates its FY18 Annual Guidance

We are reiterating the FY18 guidance we revised on March 18, 2018. Investors are reminded that the recent tax reform legislation is expected to add approximately $100 million to net income, which was incorporated in our previous guidance and is also reflected in the current guidance. The table below summarizes our FY18 expectations and represents our views as of May 2, 2018.

(In millions except for tax rate and earnings per share)	Fiscal Year 2018 Guidance
Revenue	$4,400 - $4,500
Net income	$285 - $291
Effective corporate tax rate	-3.4%
Diluted earnings per share	$11.26 - $11.50
Diluted weighted average shares	25.3

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, May 3, 2018 during which members of our senior management team will be making a brief presentation focusing on third quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to http://investor.caci.com/news/#upcomingevent, at the scheduled time. A replay of the call will also be available over the Internet and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Relations tab.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune Magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap600 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 18,600 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: legal, regulatory, and political change as a result of transitioning to a new presidential administration that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	3/31/2018	3/31/2017	% Change	3/31/2018	3/31/2017	% Change
Revenue	$1,124,100	$1,086,418	3.5%	$3,297,774	$3,217,228	2.5%
Costs of revenue
Direct costs	728,444	732,224	-0.5%	2,195,282	2,165,766	1.4%
Indirect costs and selling expenses	273,145	269,237	1.5%	788,569	780,397	1.0%
Depreciation and amortization	17,717	17,703	0.1%	53,563	53,898	-0.6%
Total costs of revenue	1,019,306	1,019,164	0.0%	3,037,414	3,000,061	1.2%
Operating income	104,794	67,254	55.8%	260,360	217,167	19.9%
Interest expense and other, net	10,566	12,107	-12.7%	32,769	36,921	-11.2%
Income before income taxes	94,228	55,147	70.9%	227,591	180,246	26.3%
Income taxes	29,729	14,790	101.0%	(21,749)	60,806	-135.8%
Net income	$64,499	$40,357	59.8%	$249,340	$119,440	108.8%

Basic earnings per share	$2.62	$1.65	58.3%	$10.14	$4.90	107.0%
Diluted earnings per share	$2.56	$1.61	59.0%	$9.88	$4.77	107.1%

Weighted average shares used in per share computations:
Basic	24,656	24,419		24,588	24,382
Diluted	25,234	25,106		25,229	25,034

Statement of Operations Data (Unaudited)

	Quarter Ended			Nine Months Ended
	3/31/2018	3/31/2017	% Change	3/31/2018	3/31/2017	% Change
Operating income margin	9.3%	6.2%		7.9%	6.8%
Tax rate	31.6%	26.8%		-9.6%	33.7%
Net income margin	5.7%	3.7%		7.6%	3.7%

Adjusted EBITDA*	$122,927	$85,515	43.7%	$312,326	$272,547	14.6%
Adjusted EBITDA Margin	10.9%	7.9%		9.5%	8.5%

*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization on page 10.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	3/31/2018	6/30/2017
ASSETS:
Current assets
Cash and cash equivalents	$55,970	$65,539
Accounts receivable, net	820,042	757,341
Prepaid expenses and other current assets	77,335	57,022
Total current assets	953,347	879,902

Goodwill and intangible assets, net	2,853,234	2,812,806
Property and equipment, net	100,756	91,749
Other long-term assets	140,063	126,625
Total assets	$4,047,400	$3,911,082

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$94,438	$53,965
Accounts payable	138,597	62,874
Accrued compensation and benefits	234,532	239,741
Other accrued expenses and current liabilities	160,104	170,164
Total current liabilities	627,671	526,744

Long-term debt, net of current portion	989,462	1,177,598
Other long-term liabilities	372,192	413,019
Total liabilities	1,989,325	2,117,361

Shareholders' equity	2,058,075	1,793,721
Total liabilities and shareholders' equity	$4,047,400	$3,911,082

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended
	3/31/2018	3/31/2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$249,340	$119,440
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	53,563	53,898
Amortization of deferred financing costs	3,311	3,371
Loss on disposal of fixed assets	-	975
Stock-based compensation expense	18,183	16,114
(Benefit) provision for deferred income taxes	(69,405)	6,773
Equity in earnings from unconsolidated ventures	-	(167)
Other	-	(1,545)
Changes in operating assets and liabilities net of effect of business acquisitions
Accounts receivable, net	(53,410)	62,360
Prepaid expenses and other assets	(11,916)	(3,895)
Accounts payable and accrued expenses	68,505	(31,706)
Accrued compensation and benefits	(12,047)	(7,013)
Income taxes receivable and payable	(572)	(4,082)
Other liabilities	8,945	1,955
Net cash provided by operating activities	254,497	216,478

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(31,810)	(34,941)
Purchases of businesses, net of cash acquired	(50,368)	(5,786)
Proceeds from net working capital refund of acquired business	-	13,619
Proceeds from equity method investments	-	4,681
Other	(38)	1,597
Net cash used in investing activities	(82,216)	(20,830)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(150,974)	(178,474)
Payment of contingent consideration	(11,553)	-
Proceeds from employee stock purchase plans	3,673	3,334
Repurchases of common stock	(3,802)	(3,367)
Payment of taxes for equity transactions	(20,692)	(10,580)
Net cash used in financing activities	(183,348)	(189,087)
Effect of exchange rate changes on cash and cash equivalents	1,498	(1,272)
Net (decrease) increase in cash and cash equivalents	(9,569)	5,289
Cash and cash equivalents, beginning of period	65,539	49,082
Cash and cash equivalents, end of period	$55,970	$54,371

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2018		3/31/2017		$ Change	% Change
Department of Defense	$747,203	66.5%	$700,212	64.4%	$46,991	6.7%
Federal Civilian Agencies	299,309	26.6%	320,269	29.5%	(20,960)	-6.5%
Commercial and other	77,588	6.9%	65,937	6.1%	11,651	17.7%
Total	$1,124,100	100.0%	$1,086,418	100.0%	$37,682	3.5%

	Nine Months Ended
(dollars in thousands)	3/31/2018		3/31/2017		$ Change	% Change
Department of Defense	$2,181,495	66.1%	$2,077,088	64.5%	$104,407	5.0%
Federal Civilian Agencies	902,075	27.4%	942,115	29.3%	(40,040)	-4.3%
Commercial and other	214,204	6.5%	198,025	6.2%	16,179	8.2%
Total	$3,297,774	100.0%	$3,217,228	100.0%	$80,546	2.5%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2018		3/31/2017		$ Change	% Change
Cost reimbursable	$558,937	49.7%	$526,350	48.4%	$32,587	6.2%
Fixed price	368,491	32.8%	349,722	32.2%	18,769	5.4%
Time and materials	196,672	17.5%	210,346	19.4%	(13,674)	-6.5%
Total	$1,124,100	100.0%	$1,086,418	100.0%	$37,682	3.5%

	Nine Months Ended
(dollars in thousands)	3/31/2018		3/31/2017		$ Change	% Change
Cost reimbursable	$1,662,066	50.4%	$1,556,012	48.4%	$106,054	6.8%
Fixed price	1,092,871	33.1%	1,054,176	32.7%	38,695	3.7%
Time and materials	542,837	16.5%	607,040	18.9%	(64,203)	-10.6%
Total	$3,297,774	100.0%	$3,217,228	100.0%	$80,546	2.5%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2018		3/31/2017		$ Change	% Change
Prime	$1,053,017	93.7%	$1,007,952	92.8%	$45,065	4.5%
Subcontractor	71,083	6.3%	78,466	7.2%	(7,383)	-9.4%
Total	$1,124,100	100.0%	$1,086,418	100.0%	$37,682	3.5%

	Nine Months Ended
(dollars in thousands)	3/31/2018		3/31/2017		$ Change	% Change
Prime	$3,085,992	93.6%	$2,989,051	92.9%	$96,941	3.3%
Subcontractor	211,782	6.4%	228,177	7.1%	(16,395)	-7.2%
Total	$3,297,774	100.0%	$3,217,228	100.0%	$80,546	2.5%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2018	3/31/2017	$ Change	% Change
Contract Funding Orders	$1,099,394	$1,138,263	$(38,869)	-3.4%

	Nine Months Ended
(dollars in thousands)	3/31/2018	3/31/2017	$ Change	% Change
Contract Funding Orders	$3,322,097	$3,052,857	$269,240	8.8%

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization, and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2018	3/31/2017	% Change	3/31/2018	3/31/2017	% Change
Net income	$64,499	$40,357	59.8%	$249,340	$119,440	108.8%
Plus:
Income taxes	29,729	14,790	101.0%	(21,749)	60,806	-135.8%
Interest income and expense, net	10,566	12,170	-13.2%	32,769	37,088	-11.6%
Depreciation and amortization	17,717	17,703	0.1%	53,563	53,898	-0.6%
Earnout adjustments	416	495	-16.0%	(1,597)	1,315	-221.4%
Adjusted EBITDA	$122,927	$85,515	43.7%	$312,326	$272,547	14.6%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2018	3/31/2017	% Change	3/31/2018	3/31/2017	% Change
Revenue, as reported	$1,124,100	$1,086,418	3.5%	$3,297,774	$3,217,228	2.5%
Adjusted EBITDA	122,927	85,515	43.7%	312,326	272,547	14.6%
Adjusted EBITDA margin	10.9%	7.9%		9.5%	8.5%

Selected Financial Data (Continued)

Reconciliation of Net Income Excluding the Impact of Tax Reform
(Unaudited)

The Company views Net Income excluding the impact of Tax Reform, a non-GAAP measure, as an important indicator of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Net Income excluding the impact of Tax Reform is defined as GAAP Net Income adjusted to exclude the impact of Tax Reform. We believe this is an important calculation to show company performance without the benefits of Tax Reform. Management is incented to perform via metrics without the impact of Tax Reform. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months		Nine Months
(Amounts in thousands, except per share amounts)	3/31/2018		3/31/2018

	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS
Net Income, as reported	$64,499	$2.56	$249,340	$9.88
Tax reform benefit from lower tax rate and other items	(5,729)	(0.23)	(12,829)	(0.50)
Net Income before remeasurement and transition tax reform adjustments	$58,770	$2.33	$236,511	$9.38
Remeasurement of deferred tax liabilities	-	-	(94,831)	(3.76)
Transition tax on foreign earnings	-	-	9,676	0.38
Net income, excluding impact of tax reform	$58,770	$2.33	$151,356	$6.00

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown
Executive Vice President, Public Relations
(703) 841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics
Senior Vice President, Investor Relations
(866) 606-3471
ddragics@caci.com